                                                                      EXHIBIT 12

                      ADVANCED LIGHTING TECHNOLOGIES, INC.
        STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)


                                                                       THREE MONTHS ENDED
                                                                         SEPTEMBER 30,
                                                                  ----------------------------
                                                                      2003           2002
                                                                  -------------  -------------

Income (loss) before income taxes and minority interest               $ (6,155)      $ (1,127)
Interest expense                                                         3,420          2,789
Interest portion of rent expense                                           169            208
                                                                  -------------  -------------

     EARNINGS                                                         $ (2,566)      $  1,870
                                                                  =============  =============


Interest expense                                                      $  3,420       $  2,789
Interest capitalized                                                        18            107
Interest portion of rent expense                                           169            208
Preferred share accretion                                                  -              699
                                                                  -------------  -------------

     FIXED CHARGES                                                    $  3,607       $  3,803
                                                                  =============  =============


RATIO OF EARNINGS TO FIXED CHARGES                                         -              0.5
                                                                  =============  =============

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs, whether expensed or capitalized, the portion of rental expense that is representative of interest, and preferred share accretion. For the three months ended September 30, 2003, earnings were inadequate to cover fixed charge requirements by $6,173. For the three months ended September 30, 2002, earnings were inadequate to cover fixed charge requirements by $1,933.